EXHIBIT 12

STATEMENT RE:  COMPUTATION OF RATIOS
Aeroquip-Vickers, Inc.
(Dollars in thousands)

                                   Nine Months
                                     Ended                 Year Ended December 31
                                  September 30    -----------------------------------------
                                      1998      1997      1996      1995     1994     1993
                                  ------------  ----      ----      ----     ----     ----
RATIO OF EARNINGS TO FIXED
  CHARGES

Income before income taxes and
  cumulative effect of accounting
  change                         $136,645    $148,153  $153,421  $128,196 $101,255  $ 17,111
Dividends received, net of equity
  in earnings (loss) of
  unconsolidated affiliates           746       1,605     9,961    (3,704)   1,213         1
Fixed charges                      34,647      46,034    41,712    31,762   30,249    33,370
                                 --------    --------  --------  -------- --------  --------

Income before cumulative effect
  of accounting change for
  computation purposes           $172,038    $195,792  $205,094  $156,254 $132,717  $ 50,482
                                 ========    ========  ========  ======== ========  ========

FIXED CHARGES

Interest expense, including
  interest related to corporate-
  owned life insurance           $ 26,604    $ 37,971  $ 34,963  $ 24,477 $ 22,582  $ 25,516
Portion of rent expense
  representing interest             5,383       6,819     6,288     6,903    7,303     7,490
Amortization of debt expense
  and debt discount                 2,660       1,244       461       382      364       364
                                 --------    --------  --------  -------- --------  --------
Total fixed charges              $ 34,647    $ 46,034  $ 41,712  $ 31,762 $ 30,249  $ 33,370
                                 ========    ========  ========  ======== ========  ========

Ratio of Earnings to
  Fixed Charges                      5.0x        4.3x      4.9x      4.9x     4.4x      1.5x
                                 ========    ========  ========  ======== ========  ========

For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges and dividends received, net of equity in earnings (loss) of unconsolidated affiliates. Fixed charges consist of interest expense, the portion of rent expense representing interest and amortization of debt discount.

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